UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 25, 2009

EXTERRAN HOLDINGS, INC.
__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-33666	74-3204509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16666 Northchase Drive, Houston, Texas		77060
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(281) 836-7000

Not Applicable
______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On March 11, 2009, management of Exterran Holdings, Inc. (“we”, “us,” “our,” or “Exterran”) approved a plan to close our compression fabrication facility in Calgary, Alberta and to discontinue our compression fabrication activities in Broken Arrow, Oklahoma. These actions are the result of the existence of significant fabrication capacity stemming from the 2007 merger that created Exterran and this capacity not having been consolidated since that time, as well as the anticipated continuation of current weaker global economic and energy industry conditions. Additionally, we are reducing the size of our workforce at our two manufacturing locations in Houston, Texas to support the forecasted level of new fabrication work.

Compression fabrication activities in our Broken Arrow, Oklahoma facility are expected to be discontinued in May 2009 and our Calgary, Alberta facility is expected to be closed in September 2009.  Once this occurs, our remaining fabrication facilities will absorb future projects that might have been completed in the Broken Arrow and Calgary facilities.

We currently estimate that we will incur charges in the current and future fiscal quarters of 2009 related to these activities and the workforce reductions of approximately $11 million to $14 million. These charges include approximately $7 million related to severance, retention and employee benefit costs, approximately $2 million to $3 million related to a facility impairment charge and the remaining amount relates to other facility closure and moving costs. We expect that approximately $9 million to $11 million of the total charges will result in cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTERRAN HOLDINGS, INC.

March 25, 2009	By:	/s/ KENNETH R. BICKETT

Kenneth R. Bickett
Vice President - Finance and Accounting